Exhibit 10.1

NOTICE OF GRANT OF Restricted STOCK Unit AWARD

FIEE, Inc.

2025 Equity Incentive Plan

FOR GOOD AND VALUABLE CONSIDERATION, FiEE, Inc. (the “Company”) hereby grants, pursuant to the provisions of the FiEE, Inc. 2025 Equity Incentive Plan (the “Plan”), to the Grantee designated in this Notice of Grant of Restricted Stock Unit Award (the “Notice”), the number of restricted stock units (“RSUs”) set forth in this Notice, subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Restricted Stock Unit Award (the “Terms”), including all exhibits thereto (together with the Notice, the “Agreement”). The terms and conditions of the Plan are incorporated by reference in their entirety into this Agreement. When used in this Agreement, the terms that are defined in the Plan will have the meanings given to them in the Plan, as modified in this Agreement (if applicable).

Grantee:
Grant Date:
Number of RSUs:
Vesting Schedule:	Subject to the terms of the Plan and this Agreement, the RSUs will become earned and vested, and Shares will be issued in settlement of the vested RSUs, in accordance with the following schedule, in the event the Grantee does not have a Separation from Service prior to the applicable vesting dates:

	Vesting Date	Number of RSUs Vesting

Impact of Separation from Service:	All unvested RSUs will immediately be canceled and forfeited upon Separation from Service for any reason.

[Signature Page Follows]

By signing below, the Grantee agrees that this Award is granted under and governed by the terms and conditions of the Plan and the Agreement, as of the Grant Date.

Grantee	FIEE, INC.

Sign Name:	Sign Name:

Print Name:	Print Name:

Title:

Terms and Conditions of Restricted Stock Unit Award

1.	Grant of RSUs.

(a) The Restricted Stock Unit Award (the “Award”) granted to the Grantee and described in the Notice to which these Terms and Conditions of Restricted Stock Unit Award (“Terms”) are attached, is subject to the terms and conditions of the Plan, the Notice, these Terms, and the general terms applicable to Awards granted to employees outside the U.S. set forth in Appendix A. Together, the Notice, these Terms, and all appendices to the Notice and these Terms constitute the “Agreement.” The terms and conditions of the Plan are incorporated by reference in their entirety into these Terms. When used in this Agreement, the terms that are defined in the Plan will have the meanings given to them in the Plan, as modified in the Agreement (if applicable). A copy of the Plan has been delivered to the Grantee.

(b) The Board and the Stockholders have approved the Plan and the Board has approved the grant to the Grantee of the RSUs, conditioned on the Grantee’s acceptance of the terms and conditions of the Agreement within 30 days after the Agreement is presented to the Grantee for review. The Grantee must accept the terms and conditions of the Agreement through the Grantee’s execution of the Notice. If the Grantee does not accept the Agreement in the time prescribed, the Award will be canceled and the Grantee will not be entitled to any benefits from the Award nor any compensation or benefits in lieu of the canceled award.

(c) As of the Grant Date, the Company grants to the Grantee the number of RSUs set forth in the Notice, subject to the terms and conditions of the Plan and the Agreement. Each RSU will entitle the Grantee to receive one Share, at such future dates and subject to such terms and conditions as set forth in the Agreement.

2.	Restrictions.

(a) RSUs constitute an unfunded and unsecured obligation of the Company. The Grantee will have no rights or privileges of a Stockholder as to the RSUs prior to settlement in accordance with Section 5 of these Terms (“Settlement”), including no right to vote or receive dividends or other distributions with respect to the RSUs. In addition, the following provisions will apply:

(i) the Grantee will not be entitled to delivery of a certificate or certificates for Shares in connection with the RSUs until Settlement (if at all), and upon the satisfaction of all other applicable conditions;

(ii) none of the RSUs may be sold, transferred (other than by will or the laws of descent and distribution), assigned, pledged or otherwise encumbered or disposed of prior to Settlement; and

(iii) all of the RSUs will be forfeited and all rights of the Grantee with respect to the RSUs will terminate in their entirety on the terms and conditions set forth in Section 4.

(b) Any attempt to dispose of the RSUs or any interest in the RSUs in a manner contrary to the restrictions set forth in the Agreement will be void and of no effect.

3.	Restricted Period and Vesting. The “Restricted Period” is the period beginning on the Grant Date and ending on the date the RSUs, or such applicable portion of the RSUs, are deemed vested under the schedule set forth in the Notice (including any applicable accelerated vesting provisions set forth in the Notice, if any).

4.	Forfeiture. If, during the Restricted Period, (i) the Grantee incurs a Separation from Service, (ii) there occurs a material breach of the Agreement by the Grantee or (iii) the Grantee fails to meet the tax withholding obligations described in Section 6, all rights of the Grantee to any unvested RSUs will terminate immediately and be forfeited in their entirety.

5.	Settlement of RSUs. Delivery of Shares or other amounts under the Agreement will be subject to the following:

(a) The Company will deliver to the Grantee one Share for each RSU that has vested and not otherwise been forfeited within 30 days following the end of the applicable Restricted Period; and

(b) To the extent permitted by applicable law and the applicable rules of any securities exchange or similar entity, Company may elect to satisfy any requirement for the delivery of stock certificates through the use of uncertificated shares recorded in the Company’s books and records (i.e. “book-entry”).

In addition, any stock certificates for any Shares will be subject to any stop-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange on which the Common Stock is then listed and any applicable federal or state securities law, and the Company may cause such legends to be placed on such certificates to make appropriate reference to such restrictions.

6.	Withholding.

(a) Regardless of any action the Company takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items owed by the Grantee is and remains the Grantee’s responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award and (ii) does not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items.

(b) The Committee will determine the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any income recognized by the Grantee with respect to the Award. The Grantee will pay or make adequate arrangements satisfactory to the Company to satisfy all minimum withholding obligations of the Company.

(c) Subject to any rules prescribed by the Committee, the Grantee will satisfy the withholding requirement by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to the Award or, if approved by the Committee, (i) the Company may withhold up to the maximum required number of Shares otherwise issuable to the Grantee as may be necessary to satisfy such withholding obligation or (ii) by a combination of Shares and cash.

7.	Adjustment. Upon any event described in Section 15 of the Plan occurring after the Grant Date, the adjustment provisions as provided for under Section 15 of the Plan will apply to the Award.

8.	Bound by Plan and Committee Decisions. By accepting the Award, the Grantee acknowledges that the Grantee has received a copy of the Plan, has had an opportunity to review the Plan, and agrees to be bound by all of the terms and conditions of the Plan. In the event of any conflict between the provisions of the Agreement and the Plan, the provisions of the Plan will control. The authority to manage and control the operation and administration of the Agreement and the Plan will be vested in the Committee, and the Committee will have all powers with respect to the Agreement as it has with respect to the Plan. Any interpretation of the Agreement or the Plan by the Committee and any decision made by the Committee with respect to the Agreement or the Plan will be final and binding on all persons.

9.	Grantee Representations. The Grantee hereby represents to the Company that the Grantee has read and fully understands the provisions of the Agreement and the Plan and that the Grantee’s decision to participate in the Plan is completely voluntary. Further, the Grantee acknowledges that the Grantee is relying solely on the Grantee’s own advisors with respect to the tax consequences of the Award. The Grantee releases and holds the Company, and its officers, directors, employees and agents, harmless from any loss or claim related to or in any way connected with the tax consequences of the RSUs, including without limitation the treatment of the RSUs under Code Section 409A of the Code.

10.	Regulatory Restrictions on the RSUs. Notwithstanding the other provisions of the Agreement, the Committee may impose such conditions, restrictions and limitations on the issuance of Common Stock with respect to the Award unless and until the Committee determines that such issuance complies with (a) any applicable registration requirements under the Securities Act or the Committee has determined that an exemption therefrom is available, (b) any applicable listing requirement of any stock exchange on which the Common Stock is listed, (c) any applicable Company policy or administrative rules and (d) any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable.

11.	Miscellaneous.

(a) Notices. Any notice that either the Company or the Grantee may be required or permitted to give to the other will be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify the Grantee from time to time; and to the Grantee at the Grantee’s electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as the Grantee, by notice to the Company, may designate in writing from time to time.

(b) Waiver. The waiver by either the Company or the Grantee of a breach of any provision of the Agreement will not operate or be construed as a waiver of any other or subsequent breach.

(c) Entire Agreement. The Agreement and the Plan constitute the entire agreement between the parties with respect to the Award. Any prior agreements, commitments or negotiations concerning the Award are superseded.

(d) Binding Effect; Successors. The obligations and rights of the Company under the Agreement will be binding on and inure to the benefit of the Company and any successor corporation or organization resulting from the merger, consolidation, sale or other reorganization of the Company or on any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The obligations and rights of the Grantee under the Agreement will be binding on and inure to the benefit of the Grantee and the beneficiaries, executors, administrators, heirs and successors of the Grantee.

(e) Governing Law; Consent to Jurisdiction; Consent to Venue; Service of Process. The Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware without regard to the principles of conflicts of law thereof or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware. For purposes of resolving any dispute that arises directly or indirectly in connection with the Agreement, the Grantee, by virtue of receiving the Award, hereby submits and consents to the exclusive jurisdiction of the State of Delaware and agrees that any related litigation will be conducted solely in the state courts of Delaware or the United States District Court for the District of Delaware, where the Agreement is made and to be performed, and no other courts. The Grantee may be served with process in any manner permitted under State of Delaware law, or by United States registered or certified mail, return receipt requested.

(f) Headings. The headings contained in the Agreement are for the sole purpose of convenience of reference, and will not in any way limit or affect the meaning or interpretation of any of the terms or provisions of the Agreement.

(g) Amendment. The Agreement may be amended at any time by the Committee, provided that no amendment may, without the consent of the Grantee, materially impair the Grantee’s rights with respect to the Award.

(h) Severability. The invalidity or unenforceability of any provision of the Agreement will not affect the validity or enforceability of any other provision of the Agreement, and each other provision of the Agreement will be severable and enforceable to the extent permitted by law.

(i) No Rights to Service. Nothing contained in the Agreement will be construed as giving the Grantee any right to be retained, in any position, as a director, officer, employee or consultant of the Company or its affiliates or will interfere with or restrict in any way the rights of the Company or its affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Grantee at any time for any reason whatsoever or for no reason, subject to the Company’s articles of incorporation, bylaws and other similar governing documents and applicable law.

(j) Section 409A of the Code. It is intended that the Agreement and the Award will be exempt from (or in the alternative will comply with) Section 409A of the Code, and the Agreement will be administered accordingly and interpreted and construed on a basis consistent with such intent. This Section 11(j) will not be construed as a guarantee of any particular tax effect for the Grantee’s benefits under the Agreement and the Company does not guarantee that any such benefits will satisfy the provisions of Section 409A of the Code or any other provision of the Code.

(k) Clawback. All awards, amounts, or benefits received or outstanding under the Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with the terms of the Company Clawback Policy or any applicable law related to such actions, as may be in effect from time to time. The Grantee acknowledges and consents to the Company’s application, implementation and enforcement of the Company Clawback Policy, whether adopted before or after the Date of Grant, and any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation, and the Company may take such actions as may be necessary to effectuate such policy or applicable law, without further consideration or action.

(l) Further Assurances. The Grantee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements that may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Agreement and the Plan.

(m) Electronic Delivery and Acceptance. The Company may deliver any documents related to current or future participation in the Plan by electronic means. The Grantee consents to receive those documents by electronic delivery and to participate in the Plan through any online or electronic system established and maintained by the Company or a third party designated by the Company.

(n) Confidentiality. The Grantee agrees that the terms and conditions of the Award reflected in the Agreement are strictly confidential and, with the exception of the Grantee’s counsel, tax advisor, immediate family or as required by applicable law, have not and will not be disclosed, discussed or revealed to any other persons, entities or organizations, whether within or outside Company, without prior written approval of Company. The Grantee will take all reasonable steps necessary to ensure that confidentiality is maintained by any of the individuals or entities referenced above to whom disclosure is authorized.

APPENDIX A

TO THE TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARD

General Terms Applicable to Awards Granted to Employees Outside the U.S.

1.	DATA PRIVACY

By accepting this Award, the Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this document and any other grant materials by and among, as applicable, the Company, the Grantee’s employer and any other Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing the RSUs.

The Grantee understands that the Company and the Grantee’s employer hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Subsidiaries or Affiliates, details of any entitlement to shares of stock or equivalent benefits awarded, canceled, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere (e.g., the United States), and that the recipient’s country may have different data privacy laws and protections from the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the exclusive purposes of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. Further, the Grantee understands that the Grantee is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke the Grantee’s consent, the Grantee’s employment status or service and career with the Grantee’s employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant to the Grantee RSUs or other awards or administer or maintain such awards. Therefore, the Grantee understands that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to benefit from the RSUs. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.

2.	ADDITIONAL ACKNOWLEDGEMENTS

By entering into this Agreement and accepting the grant of the RSUs evidenced hereby, the Grantee acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, and all Awards under the Plan are discretionary in nature;

(b) the grant of RSUs is voluntary and occasional and does not create any contractual or other right to receive future RSU awards or benefits in lieu of RSUs, even if such awards have been awarded in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d) the grant of RSUs will not create a right to employment with the Grantee’s employer, any other Subsidiary or Affiliate and will not interfere with the ability of the Company, the Grantee’s employer, any other Subsidiary or Affiliate to terminate the Grantee’s employment or service relationship (if any);

(e) the Grantee is voluntarily participating in the Plan;

(f) the RSUs and any payment made pursuant to the RSUs, and the value and income of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or welfare benefits or similar payments;

(g) unless otherwise agreed with the Company, the Award and the value and income of same are not granted as consideration for, or in connection with, any service the Grantee may provide as a director of any Subsidiary or Affiliate;

(h) in accepting the RSUs, the Grantee expressly recognizes that the RSUs are an award made solely by the Company, with its principal office at Flat A1, 29/F, Block A, TML Tower, 3 Hoi Shing Road, Tsuen Wan, Hong Kong; the Company is solely responsible for the administration of the Plan and the Grantee’s participation in the Plan; in the event that the Grantee is an employee of a Subsidiary or Affiliate, the RSUs and the Grantee’s participation in the Plan will not create a right to employment be interpreted to form an employment or service contract or relationship with the Company; furthermore, the RSUs will not be interpreted to form an employment or service contract with any Subsidiary or Affiliate;

(i) no claim or entitlement to compensation or damages will arise from forfeiture of the RSUs resulting from termination of the Grantee’s employment or other service (for any reason whatsoever, whether or not such termination is later found to be invalid or in breach of the employment laws in the jurisdiction where the Grantee is employed or providing services or the terms of the Grantee’s employment or service agreement, if any) or recoupment of all or any portion of any payment made pursuant to the RSUs as provided in Section 3.4 of the Plan and, in consideration of the grant of the RSUs to which the Grantee is not otherwise entitled, the Grantee irrevocably agrees never to institute any claim against the Company, the Grantee’s employer, any other Subsidiary or Affiliate, waives the Grantee’s ability, if any, to bring any such claim, and releases the Company, the Grantee’s employer and any other Subsidiary or Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Grantee will be deemed irrevocably to have agreed not to pursue such claim, and the Grantee agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(j) for purposes of the RSUs, the Grantee’s employment will be considered terminated as of the date the Grantee is no longer actively employed and providing services to the Company, one of its Subsidiaries or an Affiliate (for any reason whatsoever, whether or not such termination is later found to be invalid or in breach of the employment laws in the jurisdiction where the Grantee is employed or providing services or the terms of the Grantee’s employment or service agreement, if any), and unless otherwise expressly provided in this Agreement or otherwise determined by the Company, the Grantee’s right to vest in any portion of the RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Grantee’s active employment or period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under the employment laws in the jurisdiction where the Grantee is employed or providing services or the terms of the Grantee’s employment or service agreement, if any); the Company, in its sole discretion, will determine when the Grantee is no longer actively employed or providing services for purposes of the RSUs (including whether the Grantee may still be considered to be actively employed or providing services while on an approved leave of absence);

(k) the Grantee is solely responsible for investigating and complying with any exchange control laws applicable to the Grantee in connection with the Grantee’s participation in the Plan;

(l) unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(m) neither the Company, the Grantee’s employer nor any other Subsidiary or Affiliate will be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the RSUs or any payment made pursuant to the RSUs.

3.	NO ADVICE REGARDING GRANT

The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan or the Grantee’s acquisition of any Shares under the Plan or subsequent sale of such Shares. The Grantee is hereby advised to consult with the Grantee’s personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action in relation thereto.

4.	LANGUAGE

If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version differs from the English version, the English version will control.

5.	Electronic Delivery and Acceptance

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

6.	Insider-Trading/Market-Abuse Laws

The Grantee acknowledge that, depending on the Grantee’s country, the Grantee may be subject to insider-trading restrictions and/or market-abuse laws, which may affect the Grantee’s ability to acquire or sell Shares acquired or rights to acquire Shares (e.g., Awards) under the Plan during such times as the Grantee is considered to have “inside information” regarding the Company (as defined by the laws in the Grantee’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Grantee is responsible for complying with any applicable restrictions, and the Grantee is advised to speak to the Grantee’s personal legal advisor regarding this matter.